EXHIBIT (a)(1)(I)

AMN Equity Exchange

            IMPORTANT INFORMATION

            This presentation does not constitute an offer to exchange, or a solicitation of an offer to exchange, eligible awards nor is it a substitute for the Tender Offer Statement on Schedule TO or the
Offer to Exchange included therein (including the Election Form and related documents) (collectively, as amended from time to time, the
"Offering Materials”) filed by the Company with the SEC. The Equity
Exchange is made only through the Offering Materials. Persons who may be eligible to participate in the Equity Exchange should read the Offering Materials carefully because they contain important information about the Equity Exchange, including the various terms and conditions of the Equity Exchange. The Company’s
stockholders and equity award holders may obtain the written materials described above and other documents filed by the
Company with the SEC free of charge from the SEC’s website at
www.sec.gov .

AMN Equity Exchange

Last week, AMN notified stockholders of a special
meeting on December 9, 2009.  Stockholders are
being asked to approve:

An equity exchange program for eligible employees

Pending stockholder approval, those eligible employees
will have the option to:

Exchange certain options and stock appreciation rights
for replacement stock units

Key Elements of the Proposal

Certain stock options and stock appreciation rights
granted with exercise prices greater than or equal to
$14.50/share

These options and appreciation rights could be exchanged
for restricted stock units

Reasons for the Equity Exchange

Equity awards have historically been granted as
incentive to attract and retain highly qualified
management

Like most firms, AMN stock price has decreased
significantly due to global economic factors

To enhance long-term stockholder value, the company
must maintain competitive compensation and incentive
programs

Reasons for the Equity Exchange

Equity exchange will provide opportunity to restore
ability to participate economically in company’s future
growth

Under the equity exchange, eligible employees will be
given the opportunity to exchange eligible options and
stock appreciation rights with prices greater than or
equal to $14.50/share for restricted stock units

Timeline

If approved by stockholders, the date of grant
replacement restricted stock units is expected to occur
on December 10, 2009

Participation in the exchange will be voluntary

The eligible awards consist of eligible options and stock
appreciation rights, as noted

The replacement restricted stock units are based on the
fair market value of the cancelled eligible awards they
replace

Exchange Ratios

    Grant Exercise Price Exchange Ratio
(Eligible Awards to Replacement RSUs)

$14.50 - $18 ............................................................6 to 1

$18.01 - $22.97 .......................................................7 to 1

$22.98 ...................................................................16 to 1

Greater than or equal to $22.99 .............................7 to 1